WidePoint Corporation
11250 Waples Mill Rd
South Tower, Suite 210
Fairfax, VA 22030

December 10, 2019

S. Kellie Kim
10074 Daniels Run Way
Fairfax, VA 22030

Electronically delivered to: kkim@clariusllc.com

Dear **Kellie:**

It is a pleasure to extend this employment offer to join WidePoint Corp. ("WPC" or the "Company") as Chief Financial Officer. This full-time offer for employment is expressly contingent upon favorable verification of education, work experience, work eligibility status[1], background review and any other required screenings for the position. This offer of employment expires at 6PM ET on **December 11, 2019**. You can learn more about us at https://www.widepoint.com/about-us/.

The details of this offer are as follows:

1. **Position and Compensation:** This is a full-time exempt position and we reserve the right to modify your duties as may be required due to changes in workload and/or work requirements. Your base annual pay is $230,000.00, with merit bonus potential of $230,000.00 (50/50) cash and restricted shares. Your current base is paid semi-monthly at 9,583.34 gross pay before deductions, taxes, etc. Your start date will be **January 2, 2020** upon acceptance of this letter.

2. **Manager:** You will report directly to the President and Chief Executive Officer, Jin Kang.

3. **Work Location:** Your primary work location will be at our main office located at 11250 Waples Mill Rd., South Tower, Suite 210, Fairfax, VA 22030.

4. **Employee Handbook:** You will receive via our onboarding process, a copy of our Employee Handbook that covers policies all employees are expected to follow while employed by WidePoint. You may also receive a non-disclosure agreement and additional policies and procedures that we are required to follow due to contractual agreements in place with our customers and suppliers. Human Resources will provide you with any additional local policies and procedures to review and sign on or before your first day.

5. **Personal Time Off:** You will receive 160 hours of Personal Time Off, accrued at a rate of 6.67 hours by pay period.

[1] The Company does not currently sponsor any employees that do not have the legal right and eligibility to work in the United States.

WidePoint Corporation
11250 Waples Mill Rd
South Tower, Suite 210
Fairfax, VA 22030

6. **CPA Certification:** You will received reimbursement for the cost of maintain your CPA license and will include the time required for those classes. You will be afforded paid time off to attend Continuing Professional Education classes required to maintain your CPA license.

7. **Benefit Programs:** You are eligible on your employment date to begin participating in our group benefit programs. This offer letter includes, as an attachment, an overview of our benefit program offerings and related summary plan descriptions that provide additional information on what is or is not covered by our benefit programs.

   Upon acceptance of this offer you will receive an electronic invitation to complete your new employee paperwork, review and acknowledge required training and compliance documents. It is your responsibility to ensure that all new hire paperwork has been timely completed and approved prior to your first day of employment. Any delays in completion of your paperwork could result in delays in getting set up in payroll as well as obtaining any necessary security clearance, if required for your position.

8. **Employee Agreement**: Duration, terms and conditions to be determined no later than first quarter 2020. Additionally, the Compensation Committee is currently conducting an executive management compensation comparative analysis. Your compensation may be adjusted based on the outcome of that analysis; report to be provided during the first quarter of 2020.

The Company is an at will employer under Federal laws and the laws of the states in which we operate. This employment offer is made in accordance with those laws. Your employment with the Company is at-will. Neither you nor the Company has entered into a contract regarding the duration of your employment. You are free to resign your employment and the Company has the right to terminate your employment, at any time, with or without reason. No employee of the Company can create, promise of imply an employment contract for a specified period of time, or make any agreement contrary to this policy without written approval from the Chief Executive Officer of WidePoint Corporation.

If you accept this offer, please sign below and return to me.

We are looking forward to you joining WidePoint Corp.

Sincerely,

DocuSigned by:
Amy M. O'Bryan
12/10/2019

Amy O'Bryan
Human Resources Manager

DocuSigned by:
kellie kim
5EA2260FF700494...

WidePoint Corporation
11250 Waples Mill Rd
South Tower, Suite 210
Fairfax, VA 22030

12/10/2019